Exhibit 99.2

December 15, 2011	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

Steve Malcolm Elected to
ONEOK and ONEOK Partners Boards of Directors

TULSA, Okla. – Dec. 15, 2011 – The boards of directors of ONEOK, Inc. (NYSE: OKE) and ONEOK Partners (NYSE: OKS) have elected Steven J. Malcolm to their respective boards, effective Jan. 1, 2012. With Malcolm’s election, the ONEOK board of directors now has 12 members, 11 of whom are independent. The ONEOK Partners board now has 11 members, eight of whom are independent.

Malcolm, 63, retired as chairman, president and chief executive officer of Tulsa-based Williams (NYSE: WMB) on Jan. 3, 2011. He was named chairman of Williams in May 2002, chief executive officer in January 2002 and president and chief operating officer of Williams in September 2001.

“Steve will be a valuable addition to both boards, based on his experience leading Williams and knowledge of the midstream energy industry,” said John. W. Gibson, ONEOK and ONEOK Partners chairman, president and chief executive officer. “His strong leadership skills and high integrity were evident as he led Williams’ remarkable turnaround to its position today as one of the country’s outstanding midstream companies.”

During his 26-year career with Williams, Malcolm held numerous leadership positions of increasing responsibility, including president and chief executive officer of Williams Energy Services from 1998-2001; senior vice president and general manager of midstream natural gas and natural gas liquids in 1996; and senior vice president and general manager of natural gas gathering and processing from 1994-96.

Malcolm joined Williams in 1984 as director of business development of Williams Natural Gas Company. Prior to joining Williams, he worked for Cities Service Company in its refining, marketing and transportation business.

Malcolm graduated in 1970 from the University of Missouri-Rolla, now called Missouri University of Science and Technology, with a bachelor’s in civil engineering. He also attended advanced management training at Northwestern University.

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Steve Malcolm Elected to ONEOK and ONEOK Partners Boards of Directors

Active in community and industry affairs, Malcolm is currently vice chair of the Tulsa Stadium Trust. He has held leadership positions at a number of organizations, including the YMCA of Greater Tulsa, YMCA of the USA, St. John Medical Center, University of Tulsa Board of Trustees, Tulsa Metropolitan Chamber of Commerce, Metropolitan Tulsa Urban League Advisory Board, Oklahoma Center for Community and Justice, Tulsa Educare and is a trustee for Missouri University of Science and Technology.

Malcolm served as vice chair of the American Exploration & Production Council and America’s Natural Gas Alliance, and on the executive committee and the board of directors of the American Petroleum Institute. He also was a member of The Business Roundtable, the National Association of Corporate Directors and the National Petroleum Council.

Download a photo of Malcolm. http://www.oneok.com/en/NewsRoom/Malcolm.aspx

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com.

For the latest news about ONEOK and ONEOK Partners, follow us on Twitter @ONEOKNews and @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.